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                                                                  Exhibit 10.25


July 31, 2000


Vick Crowley
105 Sugar Cane Court
Greer
South Carolina 29650

Dear Vick:

         Safety Components International, Inc. (the "COMPANY") hereby agrees that, except as set forth in the following paragraph, in the event of a termination by the Company of your employment with the Company (other than a termination for Cause (as defined below), death or Disability (as defined below)) within twenty four (24) months following a Change in Control (as defined below) (including a termination by you by reason of a Constructive Termination (as defined below)), the Company shall pay to you, in addition to any other payments or benefits to which you may otherwise be entitled, a severance payment equal to your annual base salary in effect at the effective date of the termination (the "EFFECTIVE DATE"). Such severance payment shall be payable in twelve equal monthly installments commencing on the first day of the month following the Effective Date.

         Notwithstanding the foregoing, the Company will not pay to you the above-referenced severance payment in the event that your employment with the Company is terminated by the Company within twenty four (24) months (the "GRACE PERIOD") after a sale by the Company of all or substantially all of its assets, if the person acquiring such assets (the "ACQUIRING PERSON") offers to employ you by written notice to you not later than ten (10) business days prior to the closing date of such sale in a substantially equivalent position, at the same or a higher salary and with substantially the same duties as you held with the Company prior to such transaction and such Acquiring Person agrees in writing that in the event that your employment with the Acquiring Person is terminated within the Grace Period (a) by the Acquiring Person other than for cause, disability (as such terms may be defined by the Board of Directors of the Acquiring Person) or death or (b) by you by reason of a Constructive Termination, it will make the severance payment to you required by the first paragraph hereof. Such agreement in writing by the Acquiring Person, without any further action, shall relieve the Company of any and all obligations under this Agreement.

         For purposes of this Agreement:

         1. A "Change in Control" of the Company shall be deemed to have occurred if (i) the Company shall have merged or consolidated with an unaffiliated entity or the Company shall have transferred or sold all or substantially all of its assets to an unaffiliated entity, other than a merger or consolidation which does not result in a change in the constituency of a majority of the members of the Board of Directors of the Company who served prior to the commencement of negotiations with respect to such transaction, or
(ii) there shall be a change in the constituency of a majority of the


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Mr. Crowley
July 31, 2000
Page 2


members of the Board of Directors of the Company within any twelve (12) month period, other than a change which is approved by a majority of the members of the Board of Directors of the Company serving prior to such change. A change in the Board of Directors shall not be defined as a result of the pending emergence from bankruptcy and the selection of a new Board by the shareholders. The emergence from bankruptcy is expected to be completed by October 2000.

         2.       A "Constructive Termination" shall be deemed to have occurred
(i) upon your removal, or a failure of you to continue, as Treasurer (other than (a) by reason of a promotion approved by you or (b) in the case of a termination for Cause, death or Disability), (ii) upon any material diminution in the nature or scope of your authorities, powers, functions, duties or responsibilities, (iii) in the event that you are required to report to someone other than the Chief Executive Officer, the Chief Financial Officer or the Board of Directors of the Company, (iv) in the event that you are required to conduct your business activities at a Company office located outside of the Greenville, South Carolina area, it being understood however, that business travel shall be required or (v) if there shall be a change in the constituency of eighty (80%) percent of the members of the Board of Directors of the Company within any twelve (12) month period, other than a change which is approved by eighty (80%) percent of the members of the Board of Directors of the Company serving prior to such change. A change in the Board of Directors shall not be defined as a result of the pending emergence from bankruptcy and the selection of a new Board by the shareholders. The emergence from bankruptcy is expected to be completed by October 2000.

         3. A termination by the Company of your employment with the Company based on "Disability" shall mean such termination in the event that you are unable to perform your duties under your employment with the Company by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period.

         4. The term "Cause" shall mean (i) your willful misconduct, material dishonesty or fraud in the performance of your duties under your employment with the Company, (ii) your continued failure or refusal (following written notice thereof) to carry out any reasonable request of the Chief Executive Officer, the Chief Financial Officer or the Board of Directors of the Company for the provision of services under your employment with the Company, or (iii) your entering of a plea of guilty or nolo contendere to, or your conviction of, a felony or any other criminal act involving moral turpitude, dishonesty, theft or unethical business conduct. For purposes of this Agreement, no act or omission shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that such act or omission was in the best interest of the Company.

         This Agreement shall be effective immediately upon your acceptance hereof by your signature below and shall remain in effect for as long as you are employed by the Company, it being understood that nothing contained herein is intended to create a contract or guaranty of continued employment by the Company.

         The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware without regard to its conflicts of law rules. The non-prevailing party in any dispute arising out of or in connection with this Agreement shall bear the reasonable legal fees of the other party hereto.


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Mr. Crowley
July 31, 2000
Page 3


         This Agreement contains the entire agreement between you and the Company hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.

         Please acknowledge your agreement to the foregoing by signing in the space provided below and returning to the undersigned an executed copy of this letter at your earliest convenience.

Sincerely,


/s/ John C. Corey
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John C. Corey
President
and Chief Operating Officer


Accepted and Agreed:


/s/ Vick Crowley                                      7/31/00
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Vick Crowley                                                    Date


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